UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 8, 2007
(Date of earliest event reported)

TECHWELL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-52014	77-0451738
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

408 E. Plumeria Drive, San Jose, California 95134
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 435-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Compensatory Arrangements of Certain Officers.

On February 8, 2007, the Compensation Committee (the “Committee”) of the Board of Directors of Techwell, Inc. (the “Company”) approved the following 2006 cash bonus awards for the executive officers of the Company, based upon the level of achievement of specified objectives previously established by the Committee for 2006:

Name	Title	Bonus Award
Fumihiro Kozato	President and Chief Executive Officer	$91,675.00
Mark Voll	Vice President of Finance and Administration and Chief Financial Officer	$91,675.00
Dr. Feng Kuo	Chief Technical Officer	$75,000.00
Dongwook (David) Nam	Vice President of Sales and Marketing	$58,327.50

On February 8, 2007, the Committee also approved the Company’s executive officers’ compensation arrangements for 2007 as described below.

The annual base salary of Mr. Kozato will be $230,000.  Mr. Kozato will be eligible to earn a cash bonus award of up to $115,000, based upon achievement of specified objectives including financial performance targets and operational goals.  The Committee also approved an option to purchase 175,000 shares of the Company’s common stock to be granted to Mr. Kozato effective at such time as the exercise price is determined, which shall be at a price per share equal to the closing price of the common stock as quoted on The Nasdaq Global Market three business days following the announcement of the Company’s financial performance for the fourth quarter of 2006.

The annual base salary of Mr. Voll will be $230,000.  Mr. Voll will be eligible to earn a cash bonus award of up to $115,000, based upon achievement of specified objectives including financial performance targets.  The Committee also approved an option to purchase 125,000 shares of the Company’s common stock to be granted to Mr. Voll effective at such time as the exercise price is determined, which shall be at a price per share equal to the closing price of the common stock as quoted on The Nasdaq Global Market three business days following the announcement of the Company’s financial performance for the fourth quarter of 2006.

The annual base salary of Dr. Kuo will be $230,000.  Dr. Kuo will be eligible to earn a cash bonus award of up to $115,000, based upon achievement of specified objectives including financial performance targets and product development goals.  The Committee also approved an option to purchase 125,000 shares of the Company’s common stock to be granted to Dr. Kuo effective at such time as the exercise price is determined, which shall be at a price per share equal to the closing price of the common stock as quoted on

The Nasdaq Global Market three business days following the announcement of the Company’s financial performance for the fourth quarter of 2006.

The annual base salary of Mr. Nam will be $160,000.  Mr. Nam will be eligible to earn a cash bonus award of up to $80,000, based upon achievement of specified objectives including financial performance targets.  The Committee also approved an option to purchase 100,000 shares of the Company’s common stock to be granted to Mr. Name effective at such time as the exercise price is determined, which shall be at a price per share equal to the closing price of the common stock as quoted on The Nasdaq Global Market three business days following the announcement of the Company’s financial performance for the fourth quarter of 2006.

The Committee also approved and authorized the Company to enter into change in control arrangements with the Company’s executive officers.  The Company intends to enter into a change in control agreement with each of Mr. Kozato and Mr. Voll, which will provide for the payment of 12 months of such individual’s base salary and full acceleration of any unvested options or restricted shares if such individual is terminated without cause (to be defined in the agreement) or as a result of constructive termination (to be defined in the agreement) following a change in control of the Company.  The Company intends to enter into a change in control agreement with each of Dr. Kuo and Mr. Nam, which will provide for the payment of six months of such individual’s base salary and the acceleration of fifty percent (50%) of such individual’s then remaining unvested options or restricted shares if such individual is terminated without cause (to be defined in the agreement) or as a result of constructive termination (to be defined in the agreement) following a change in control of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 13, 2007

TECHWELL, INC.

By:	\s\ Mark Voll
Mark Voll
Vice President of Finance and
Administration and Chief Financial Officer